Exhibit 10.6
Execution Copy
AGREEMENT OF LIMITED PARTNERSHIP
OF
EPE UNIT III, L.P.
Dated as of
May 7, 2007

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.01 Certain Definitions	1
1.02 Other Definitions	6

ARTICLE II
ORGANIZATIONAL MATTERS

2.01 Formation	6
2.02 Name	6
2.03 Registered Office; Registered Agent; Other Offices	6
2.04 Purposes	6
2.05 Certificate; Foreign Qualification	6
2.06 Term	7
2.07 Merger or Consolidation	7

ARTICLE III
PARTNERS; DISPOSITIONS OF INTERESTS

3.01 Partners	7
3.02 Representations and Warranties	7
3.03 Restrictions on the Disposition of an Interest	7
3.04 Additional Partners	9
3.05 Interests in a Partner	9
3.06 Spouses of Partners	9
3.07 Vesting of Limited Partners	9
3.08 Services Provided by the Partners	10

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.01 Initial and Additional Capital Contributions	10
4.02 Return of Contributions	10
4.03 Advances by General Partner	11
4.04 Capital Accounts	11

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

5.01 Allocations	11
5.02 Income Tax Allocations	14
5.03 Distributions of Cashflow from EPE Units	14
5.04 Distributions of Proceeds from Sales of EPE Units	15
5.05 Restrictions on Distributions of EPE Units	15

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ARTICLE VI
MANAGEMENT AND OPERATION

6.01 Management of Partnership Affairs	15
6.02 Duties and Obligations of General Partner	16
6.03 Release and Indemnification	16
6.04 Power of Attorney	17

ARTICLE VII
RIGHTS OF OTHER PARTNERS

7.01 Information	18
7.02 Limitations	19
7.03 Limited Liability	19

ARTICLE VIII
TAXES

8.01 Tax Returns	19
8.02 Tax Elections	19
8.03 Tax Matters Partner	20

ARTICLE IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.01 Maintenance of Books	20
9.02 Financial Statements	20
9.03 Bank Accounts	20

ARTICLE X
WITHDRAWAL, BANKRUPTCY, REMOVAL, ETC.

10.01 Withdrawal, Bankruptcy, Etc. of General Partner	20
10.02 Conversion of Interest	21

ARTICLE XI
DISSOLUTION, LIQUIDATION, AND TERMINATION

11.01 Dissolution	21
11.02 Liquidation and Termination	22
11.03 Cancellation of Certificate	23

ARTICLE XII
GENERAL PROVISIONS

12.01 Offset	23
12.02 Notices	24
12.03 Entire Agreement; Supersedure	24

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12.04 Effect of Waiver or Consent	24
12.05 Amendment or Modification	24
12.06 Binding Effect; Joinder of Additional Parties	24
12.07 Construction	24
12.08 Further Assurances	25
12.09 Indemnification	25
12.10 Waiver of Certain Rights	25
12.11 Counterparts	25
12.12 Dispute Resolution	25
12.13 No Effect on Employment Relationship	28
12.14 Legal Representation	28

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AGREEMENT OF LIMITED PARTNERSHIP
OF
EPE UNIT III, L.P.
     This Agreement of Limited Partnership (this “Agreement”) of EPE Unit III, L.P., a Delaware limited partnership (the “Partnership”), is made and entered into effective as of May 7, 2007 by and among the Partners (as defined below).
RECITALS
     FOR AND IN CONSIDERATION OF the mutual covenants, rights, and obligations set forth herein, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which each Partner acknowledges and confesses, the Partners hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:
     “Act” means the Delaware Revised Uniform Limited Partnership Act and any successor statute, as amended from time to time.
     “Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account after giving effect to the following adjustments:
(a)	Credit to such Capital Account of any amounts that such Partner is obligated or deemed obligated to contribute pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)	Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.
     The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
     “Adjustment Date” means the (i) the fifth Business Day following the payment date with respect to each distribution made by EPE with respect to EPE Units, and (ii) the fifth Business Day following the receipt of any proceeds by the Partnership from the disposition of EPE Units.
     “Affiliate” means with respect to any Person any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For the purpose of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning given it in the introductory paragraph hereof.
     “Applicable Percentage” means with respect to a disposition of less than all the EPE Units owned by the Partnership, the quotient (expressed as a percentage) of the number of EPE Units held by the Partnership immediately after such disposition divided by the number of EPE Units held by the Partnership immediately before such disposition.
     “Bankrupt Partner” means any Partner (whether a General Partner or a Limited Partner) with respect to which an event of the type described in Section 17-402(a)(4) or (5) of the Act (or any equivalent successor provision) shall have occurred, subject to the lapsing of any period of time therein specified.
     “Assigned EPE Units” means those 4,421,326 EPE Units of which Beneficial Ownership was assigned to the Partnership by the Class A Limited Partner pursuant to the Assignment.
     “Assignment” means the irrevocable assignment under the Contribution Agreement pursuant to which Beneficial Ownership of the Assigned EPE Units has been assigned by the Class A Limited Partner to the Partnership.
     “Contribution Agreement” means that agreement by and between Duncan Family Interests, Inc. and EPE Unit III, L.P., dated as of May 7, 2007.
     “Beneficial Ownership” means, with respect to the Assigned EPE Units, dominion and control (within the meaning of Treasury Regulation Section 1.704-1(e)(2)) representing all the rights and obligations held by the Class A Limited Partner with respect to the Assigned EPE Units prior to the Assignment as well as such residual rights exercised on behalf of the Assigned EPE Units after the Assignment.
     “Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks in the State of Texas are authorized or required to be closed for business.
     “Capital Account” means the account maintained for each Partner pursuant to Section 4.04.
     “Capital Contribution” means any contribution by a Partner to the capital of the Partnership.
     “Certificate” means the Certificate of Limited Partnership of the Partnership referred to in Section 2.05, as it may be amended or restated from time to time.
     “Change of Control” means Duncan shall (i) cease to own, directly or indirectly, at least a majority of the equity interests in the General Partner or the general partner of EPE, or (ii) shall cease to have the ability to elect, directly or indirectly, at least a majority of the directors of the general partner of EPD.

     “Class A Capital Base” means (i) the Contributed Unit Fair Market Value multiplied by (ii) the number of Assigned EPE Units, adjusted on each Adjustment Date as follows:
(a)	increased by the Class A Preference Return that has accrued since the previous Adjustment Date (or in the case of the first Adjustment Date, since the Closing Date); and

(b)	decreased by all distributions made to the Class A Limited Partner since the previous Adjustment Date (or in the case of the first Adjustment Date, since the Closing Date).
     “Class A Limited Partner” means Duncan Family Interests, Inc., a Delaware corporation, and its successors and assigns.
     “Class A Preference Return” means the sum of the amounts determined for each day, equal to the Class A Preference Return Rate multiplied by the Class A Capital Base.
     “Class A Preference Return Amount” means the aggregate Class A Preference Return minus all prior distributions to the Class A Limited Partner pursuant to Sections 5.03(a) and 5.04(a).
     “Class A Preference Return Rate” means a percent per annum equal to 3.797% ((i) $1.46 (the per annum distribution rate based on the distribution announced with respect to the April 30, 2007 Record Date for Units of EPE) divided by (ii) the Contributed Unit Fair Market Value), divided by 365 or 366 days, as the case may be during such calendar year.
     “Class B Limited Partner” means any Person executing (by power of attorney or otherwise) this Agreement as of the date hereof as a Class B Limited Partner or hereafter admitted to the Partnership as a Class B Limited Partner as herein provided, but shall not include any Person who has ceased to be a Class B Limited Partner in the Partnership.
     “Class B Percentage Interest” means with respect to each Class B Limited Partner the quotient (expressed as a percentage) of (i) such Class B Limited Partner’s Sharing Points, divided by (ii) the Sharing Points of all Class B Limited Partners. For purposes of calculating the Class B Percentage Interest, Sharing Points attributable to interests in the Partnership that are forfeited pursuant to Section 3.07 shall be ignored.
     “Closing Date” means May 7, 2007, the date on which the Class A Limited Partner contributed Beneficial Ownership of the Assigned EPE Units to the Partnership pursuant to the Contribution Agreement.
     “Contributed Unit Fair Market Value” means $38.45 (the closing sales price per EPE Unit on the New York Stock Exchange on May 4, 2007).
     “Code” means the Internal Revenue Code of 1986, and any successor statute, as amended from time to time.

     “Default Interest Rate” means a varying per annum rate equal at any given time to the lesser of (a) four percentage points in excess of the General Interest Rate and (b) the maximum rate permitted by applicable law.
     “Disability” means the event whereby a Limited Partner becomes entitled to receive long-term disability benefits under the long-term disability plan of the General Partner or any of its Affiliates.
     “Dispose,” “Disposing,” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance, or the acts thereof, other than by divorce, legal separation or other dissolution of a Partner’s marriage.
     “Duncan” means, collectively, individually or in any combination, Dan L. Duncan, his wife, descendants, heirs and/or legatees and/or distributees of Dan L. Duncan’s estate, and/or trusts established for the benefit of his wife, descendants, such legatees and/or distributees and/or their respective descendants, heirs, legatees and distributees.
     “EPCO” means EPCO, Inc., a Texas corporation.
     “EPD” means Enterprise Products Partners L.P., a Delaware limited partnership.
     “EPE” means Enterprise GP Holdings L.P., a Delaware limited partnership.
     “EPE Units” means (1) the Assigned EPE Units for so long as the Contribution Agreement is effective, and (2) thereafter, the partnership units representing limited partner interests in EPE.
     “General Interest Rate” means a varying per annum rate equal at any given time to the lesser of (a) the interest rate publicly quoted by J.P. Morgan Chase from time to time as its prime commercial or similar reference interest rate, and (b) the maximum rate permitted by applicable law.
     “General Partner” means EPCO, Inc., a Texas corporation, or any Person hereafter admitted to the Partnership as a general partner as herein provided, but shall not include any Person who has ceased to be a general partner in the Partnership.
     “Limited Partner” means the Class A Limited Partner or any Class B Limited Partner.
     “Net Income” and “Net Loss” mean, respectively, subject to Section 4.04, an amount equal to the Partnership’s taxable income or loss taking the Assignment into account determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss shall be added to such taxable income or loss;

     (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income and Net Loss, shall be subtracted from such taxable income or loss;
     (c) In the event the value of any Partnership property is adjusted pursuant to Section 4.04 (i) such adjustment shall be taken into account as gain or loss from the disposition of such Partnership property for purposes of computing Net Income or Net Loss, (ii) if such property is subject to depreciation, cost recovery, depletion or amortization, any further deductions for such depreciation, cost recovery, depletion or amortization attributable to such property shall be determined taking into account such adjustment, and (ii) in determining the amount of any income, gain or loss attributable to the taxable disposition of such property such adjustment (and the related adjustments for depreciation, cost recovery, depletion or amortization) shall be taken into account;
     (d) To the extent an adjustment to the adjusted tax basis of any Partnership Property pursuant to Code Section 734(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such Partnership Property and shall be taken into account for purposes of computing Net Income or Net Loss; and
     (e) Any items that are allocated pursuant to Section 5.01(b) shall not be taken into account in computing Net Income or Net Loss.
     “Partner” means the General Partner, the Class A Limited Partner or any Class B Limited Partner.
     “Partnership” has the meaning given it in the introductory paragraph.
     “Person” has the meaning given it in the Act.
     “Qualifying Termination” means the termination of a Class B Limited Partner’s employment with the General Partner and its Affiliates due to (i) death, (ii) receiving long-term disability benefits under the long-term disability plan of the General Partner or any of its Affiliates or (iii) retirement with the approval of the General Partner on or after reaching age 60.
     “Regulations” means the regulations promulgated under Section 704 of the Code.
     “Required Interest” means one or more Class B Limited Partners having among them more than 50% of the Class B Percentage Interests of all Limited Partners in its or their capacities as such.
     “Sharing Points” means, with respect to each Class B Limited Partner, the number of Sharing Points granted by the General Partner to such Class B Limited Partner (which number is set forth on the Power of Attorney executed by the Class B Limited Partner and delivered to the

General Partner), as the same may be amended from time to time pursuant to the terms of this Agreement.
     “Vesting Date” means the earliest of (i) the fifth anniversary of the date of this Agreement, (ii) a Change of Control or (iii) dissolution of the Partnership.
     1.02 Other Definitions. Other terms defined herein have the meanings so given them.
ARTICLE II
ORGANIZATIONAL MATTERS
     2.01 Formation. The Partnership has been previously formed as a Delaware limited partnership for the purposes hereinafter set forth under and pursuant to the provisions of the Act.
     2.02 Name. The name of the Partnership is “EPE Unit III, L.P.” and all Partnership business shall be conducted in such name or such other name or names that comply with applicable law as the General Partner may designate from time to time.
     2.03 Registered Office; Registered Agent; Other Offices. The registered office of the Partnership in the State of Delaware shall be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Delaware or any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time. The Partnership may have such other offices as the General Partner may designate from time to time.
     2.04 Purposes. The purposes of the Partnership are to acquire, own, sell, exchange or otherwise dispose of EPE Units, and to enter into, make and perform all contracts and other undertakings and to engage in any other business, activity or transaction that now or hereafter may be necessary, incidental, proper, advisable, or convenient, as determined by the General Partner, to accomplish the foregoing purposes.
     2.05 Certificate; Foreign Qualification. The General Partner has previously executed and caused to be filed with the Secretary of State of the State of Delaware a Certificate of Limited Partnership, effective as of April 26, 2007, containing information required by the Act and such other information as the General Partner deemed appropriate. Prior to conducting business in any jurisdiction other than Delaware, the General Partner shall cause the Partnership to comply, to the extent such matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in such jurisdiction. Upon the request of the General Partner, each Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate as determined by the General Partner to qualify, continue, and terminate the Partnership as a limited partnership under the laws of the State of Delaware and to qualify, continue, and terminate the Partnership as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Partnership may conduct business, and to this end the General Partner may use the power of attorney described in Section 6.04.

     2.06 Term. The term of this Partnership shall continue in existence until the close of Partnership business on the earliest to occur of (i) the fiftieth anniversary of the date of this Agreement, and (ii) such earlier time as this Agreement may specify.
     2.07 Merger or Consolidation. The Partnership may merge or consolidate with or into another business entity, or enter into an agreement to do so, with the consent of the General Partner and a Required Interest.
ARTICLE III
PARTNERS; DISPOSITIONS OF INTERESTS
     3.01 Partners. The General Partner, the Class A Limited Partner and the Class B Limited Partners of the Partnership are the Persons executing (by power of attorney or otherwise) this Agreement as of the date hereof as the General Partner, the Class A Limited Partner and the Class B Limited Partners, respectively, each of which is admitted to the Partnership as the General Partner, Class A Limited Partner or a Class B Limited Partner, as the case may be, effective as of the date hereof.
     3.02 Representations and Warranties. Each Partner hereby represents and warrants to the Partnership and each other Partner that (a) if such Partner is a corporation, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein), (b) if such Partner is a trust, estate or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), (c) such Partner has full corporate, trust, or other applicable right, power and authority to enter into this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Partner have been duly taken, and such authorization, execution, delivery, and performance do not conflict with any other agreement or arrangement to which such Partner is a party or by which it is bound, and (d) such Partner is acquiring its interest in the Partnership for investment purposes and not with a view to distribution thereof.
     3.03 Restrictions on the Disposition of an Interest. (a) No Class B Limited Partner may Dispose of all or part of its interest in the Partnership without the prior written consent (which may be given or withheld in its sole discretion) of the General Partner, and then only after Sections 3.03(c), (d) and (e) have been complied with, except that Class B Limited Partners may Dispose of all of its interest upon the death of such Class B Limited Partner or upon becoming a Bankrupt Partner, but in each case only after compliance with Sections 3.03(c), (d) and (e). Neither the General Partner nor the Class A Limited Partner may Dispose of all or a part of its interest in the Partnership to a Person who is not an Affiliate of Duncan without the prior written consent of a Required Interest, and then only after Sections 3.03(c), (d) and (e) have been complied with.

     (b) Subject to the provisions of Sections 3.03(c), (d) and (e), a permitted transferee of all or a part of a Partner’s interest in the Partnership shall be admitted to the Partnership as a General Partner or a Limited Partner (as applicable) with, in the case of Class B Limited Partners, such Sharing Points (no greater than the Sharing Points of the Class B Limited Partners effecting such Disposition immediately prior thereto) as the Partner effecting such Disposition and such permitted transferee may agree.
     (c) The Partnership shall not recognize for any purpose any purported Disposition of an interest in the Partnership or distributions therefrom unless and until the provisions of this Section 3.03 shall have been satisfied and there shall have been delivered to the General Partner a document (i) executed by both the Partner effecting such Disposition and the Person to which such interest or interest in distributions are to be Disposed, (ii) including the written acceptance by any Person to be admitted to the Partnership of all the terms and provisions of this Agreement, such Person’s notice address, and an agreement by such Person to perform and discharge timely all of the obligations and liabilities in respect of the interest being obtained, (iii) setting forth, in the case of the Class B Limited Partners, the Sharing Points of the Class B Limited Partners effecting such Disposition and the Person to which such interest is Disposed after such Disposition (which together shall total the Sharing Points of the Class B Limited Partners effecting such Disposition prior thereto), (iv) containing a representation and warranty that such Disposition complied with all applicable laws and regulations (including securities laws) and a representation and warranty by such Person that the representations and warranties in Section 3.02 are true and correct with respect to such Person. Each such Disposition and, if applicable, admission shall be effective as of the first day of the calendar month immediately succeeding the month in which the General Partner shall receive such notification of Disposition and the other requirements of this Section 3.03 shall have been met unless the General Partner and the Partner affecting such Disposition agree to a different effective date; provided, however, that if there shall be only one General Partner and such Disposition or admission and, as a result of such Disposition such General Partner would cease to be a General Partner, such permitted transferee shall be deemed admitted as a General Partner immediately prior to such cessation.
     (d) Notwithstanding any provision of this Agreement to the contrary, the right of any Partner to Dispose of an interest in the Partnership or distributions therefrom or of any Person to be admitted to the Partnership in connection therewith shall not exist or be exercised (i) unless and until the Partnership shall have received a favorable opinion of the Partnership’s legal counsel or of other legal counsel acceptable to the General Partner to the effect that such Disposition or admission is not required to be registered under the Securities Act of 1933 or any other applicable securities laws, and such Disposition or admission would not cause the Partnership to become an “investment company” required to register under the Investment Company Act of 1940, and (ii) unless such Disposition or admission would not result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or as a publicly traded partnership as defined in Section 7704 of the Code. The General Partner, however, may waive the requirements of Section 3.03(d)(i).
     (e) All costs (including, without limitation, the legal fees incurred in connection with the obtaining of the legal opinions referred to in Section 3.03(d)) incurred by the Partnership in connection with any Disposition or admission of a Person to the Partnership pursuant to this

Section 3.03 shall be borne and paid by the Partner effecting such Disposition within 10 days after the receipt by such Person of the Partnership’s invoice for the amount due.
     (f) In the event of a Disposition of an interest in the Partnership pursuant to the death of a Limited Partner that would, in the opinion of the Partnership’s legal counsel, result in the Partnership becoming an “investment company” required to register under the Investment Company Act of 1940, the General Partner shall have the right to purchase such interest from the estate (or beneficiaries) of such deceased Partner for a price equal to the amount that the deceased Partner’s estate (or beneficiaries) would receive if all of the EPE Units held by the Partnership were sold at a price equal to the closing sale price per EPE Unit as reported by the New York Stock Exchange (or such other applicable trading market) on the day prior to the exercise of such right by the General Partner and the proceeds from such sale were distributed to the Partners in accordance with the provisions of Section 5.04. The determination by the General Partner of the foregoing purchase price of such deceased Partner’s interest in the Partnership shall be conclusive and binding on the deceased Partner’s estate and beneficiaries.
     (g) Any attempted Disposition by a Person of an interest or right, or any part thereof, in or in respect of the Partnership other than in accordance with this Section 3.03 shall be, and is hereby declared, null and void ab initio.
     3.04 Additional Partners. Subject to the provisions of Section 12.05 and 3.03, additional Persons may be admitted to the Partnership as General Partners or Limited Partners, only to the extent that, and on such terms and conditions as, the General Partner shall consent at the time of such admission or issuance. Such admission or issuance shall, in the case of a Class B Limited Partners, specify the Sharing Points applicable thereto. Any such admission must comply with the provisions of Section 3.03(d) and shall not be effective until such new Partner shall have executed and delivered to the General Partner a document including such new Partner’s notice address, acceptance of all the terms and provisions of this Agreement, an agreement to perform and discharge timely all of its obligations and liabilities hereunder, and a representation and warranty that the representations and warranties in Section 3.02 are true and correct with respect to such new Partner.
     3.05 Interests in a Partner. No Partner that is not a natural person shall cause or permit an interest, direct or indirect, in itself to be Disposed of such that, on account of such Disposition, the Partnership would become an association taxable as a corporation for federal income tax purposes.
     3.06 Spouses of Partners. A spouse of a Partner does not become a Partner as a result of such marital relationship or by reason of a divorce, legal separation or other dissolution of marriage. If, in the event of a divorce, legal separation or other dissolution of marriage of a Partner, a former spouse of a Partner is awarded ownership of, or an interest in, all or part of a Partner’s interest in the Partnership (the “Awarded Interest”), the Awarded Interest shall automatically and immediately be forfeited and cancelled without payment on such date.
     3.07 Vesting of Limited Partners. One hundred percent (100%) of the Class B Limited Partner’s interest in the Partnership shall vest on the Vesting Date, but only if (i) on such date the Class B Limited Partner continues to be an active, full-time employee of the General Partner or any of its Affiliates or (ii) prior to the Vesting Date a Qualifying Termination has occurred with respect to the Class B Limited Partner. At such time as the Class B Limited Partner ceases, for any reason other than a Qualifying Termination, to be an active, full-time employee of the General Partner or any of its Affiliates prior to the Vesting Date, his unvested interest in the Partnership shall be forfeited. If the Class B Limited Partner ceases to be an active, full-time employee prior to the Vesting Date, as determined by the General Partner in its sole discretion, without regard as to how his status is treated by the General Partner or any of its Affiliates for any of its other compensation or benefit plans or programs, the Class B Limited Partner will be deemed to have terminated employment with the General Partner and its Affiliates and forfeited his unvested interest in the Partnership for purposes of this Agreement. The Capital Account attributable to any Class B Limited Partner’s interest in the Partnership that is forfeited pursuant to Section 3.06, this Section 3.07 or otherwise hereunder shall be allocated to the remaining Class B Limited Partners in accordance with their respective Class B Participation Interests.
     3.08 Services Provided by the Partners. The interests in the Partnership held by the Partners are for the benefit of certain employees in connection with services rendered or to be rendered by the Partners. EPCO shall be an express third party beneficiary of the services provided by the Partners.
ARTICLE IV
CAPITAL CONTRIBUTIONS
     4.01 Initial and Additional Capital Contributions. In connection with the formation of the Partnership, the General Partner contributed $1,700 to the Partnership and on the Closing Date, the Class A Limited Partner contributed to the Partnership $169,999,985 worth of EPE Units (equal to 4,421,326 EPE Units based on the $38.45 last reported sales price of the EPE Units on the New York Stock Exchange on May 4, 2007). No Class B Limited Partners is obligated to make a contribution to the Partnership. Subject to the provisions of applicable law or except as otherwise provided for herein, no Partner shall be liable for or obligated to make an additional Capital Contribution to the Partnership, whether for the purpose of enabling the Partnership to meet its obligations under Section 6.03 or for any other purpose. The initial Capital Account of the General Partner is $1,700, the initial Capital Account of the Class A Limited Partner as of the Closing Date is 169,999,985, and the initial Capital Account of each Class B Limited Partner is zero.
     4.02 Return of Contributions. No Partner shall be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or any Capital Contribution made by it. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Partnership or of any Partner. No Partner shall be required to contribute, advance or lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions to the Partnership. To the extent, however, any Partner (by mistake, overpayment or otherwise) advances funds to the Partnership in excess of the Capital Contributions called for under Section 4.01, such excess amounts shall not be Capital Contributions and (other than advances made by the General Partner pursuant to Section 4.03 below) shall be promptly returned by the Partnership to the Partner so advancing such funds.

     4.03 Advances by General Partner. At any time that the Partnership shall not have sufficient cash to pay its obligations, the General Partner may, but shall not be obligated to, advance such funds for or on behalf of the Partnership. Each such advance shall constitute a loan from the General Partner to the Partnership and shall bear interest from the date of the advance until the date of repayment at the General Interest Rate. Any advances made by the General Partner pursuant to this Section 4.03 shall not be considered to be Capital Contributions. All advances shall be repaid out of the next available funds of the Partnership, including Capital Contributions received.
     4.04 Capital Accounts. A Capital Account shall be established and maintained for each Partner. Each Partner’s Capital Account (a) shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property, if any, contributed by that Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Regulation Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulation Section 1.704-1(b)(4)(i), and (b) shall be decreased by (i) the amount of money distributed to that Partner by the Partnership, (ii) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), (iii) allocations to that Partner of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, and (iv) allocations of Partnership loss and deduction (or items thereof), including loss and deduction described in Regulation Section 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(iii) above and loss or deduction described in Regulation Section 1.704-1(b)(4)(i). The Partners’ Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Regulation Section 1.704-1(b)(2)(iv)(g). A Partner that has more than one interest in the Partnership shall have a single Capital Account that reflects all such interests, regardless of the class of interests owned by such Partner and regardless of the time or manner in which such interests were acquired; provided, that Partners that are Affiliates but nevertheless separate legal entities shall have separate Capital Accounts. Upon the transfer of all or part of an interest in the Partnership, the Capital Account of the transferor that is attributable to the transferred interest in the Partnership shall carry over to the transferee Partner in accordance with the provisions of Regulation Section 1.704-1(b)(2)(iv)(l).
ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS
     5.01 Allocations.
     (a) Net Income and Net Loss. For purposes of maintaining the Capital Accounts, Net Income or Net Loss (and all items included in the computation thereof) shall be allocated among the Partners as follows:

     (i) Net Income:
     (A) First, to the Class A Limited Partner until the Class A Limited Partner’s Adjusted Capital Account equals the Class A Capital Base; and
     (B) Thereafter, to the Class B Limited Partners in accordance with the Class B Percentage Interests.
     (ii) Net Loss:
     (A) First, to the Class B Limited Partners in accordance with the Class B Percentage Interests until the Adjusted Capital Accounts of the Class B Limited Partners are reduced to zero; and
     (B) Thereafter, to the Class A Limited Partner.
     (b) Special Allocations. Notwithstanding any other provision of this Section 5.01, the following special allocations shall be made for such taxable period:
     (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.01, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.01(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.01(b) with respect to such taxable period (other than an allocation pursuant to Sections 5.01(b)(vi) and 5.01(b)(vii)). This Section 5.01(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
     (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.01 (other than Section 5.01(b)(i)), except as provided in Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.01(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.01(b), other than Section 5.01(b)(i) and other than an allocation pursuant to Sections 5.01(b)(vi) and 5.01(b)(vii), with respect to such taxable period. This Section 5.01(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

     (iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.01(b)(i) or (ii).
     (iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.01(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.01 have been tentatively made as if this Section 5.01(b)(iv) were not in this Agreement.
     (v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
     (vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
     (vii) Nonrecourse Liabilities. For purposes of Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
     (viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital

Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
     (c) Allocations Caused by Transfer of Interest. All items of income, gain, loss, deduction, and credit allocable to any interest in the Partnership that may have been transferred shall be allocated between the transferor and the transferee based upon that portion of the calendar year during which each was recognized as owning such interest, without regard to the results of Partnership operations during any particular portion of such calendar year and without regard to distributions made to the transferor and the transferee during such calendar year; provided, however, that such allocation shall be made in accordance with a method permissible under Section 706 of the Code and the regulations thereunder.
     5.02 Income Tax Allocations.
     (a) Except as provided in this Section 5.02, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for purposes of maintaining Capital Account under Section 5.01.
     (b) For federal and state income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Partnership by a Partner or revalued pursuant to Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Partners in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Regulation Section 1.704-1(b)(4)(i), using any allocation method permitted by Regulation Section 1.704-3.
     (c) The Partnership will follow the proposed Treasury Regulations that were issued on May 24, 2005, regarding the issuance of partnership equity for services (including Prop. Treas. Reg. Sections 1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended, upon the issuance of equity membership interests or options issued for services rendered or to be rendered, until final Treasury Regulations regarding these matters are issued. In furtherance of the foregoing, the definition of Capital Account and the allocations of Net Income and Net Loss of the Partnership shall be made in a manner that is consistent with the proposed Treasury Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) rules (the “New Rules”), and the General Partner is authorized to make such amendments to this Agreement (including provision for any safe harbor election authorized by the New Rules) as the General Partner may determine to be necessary or advisable.
     5.03 Distributions of Cashflow from EPE Units. Promptly following the receipt of any distributions with respect to EPE Units, the General Partner shall cause to be distributed to the Partners such receipts (and any income from the temporary investment thereof) in the manner set forth below, provided, that the General Partner may withhold and not distribute such portion of any such receipts that the General Partner has determined in its sole but good faith discretion should be withheld to pay expenses of the Partnership. Distribution to the Partners pursuant to this Section 5.03 shall be made as follows:
     (a) First, to the Class A Limited Partner until the Class A Limited Partner’s Class A Preference Return Amount has been reduced to zero; and
     (b) Thereafter, to the Class B Limited Partners in accordance with the Class B Percentage Interests.
     5.04 Distributions of Proceeds from Sales of EPE Units. Promptly following the receipt of any proceeds from the sale of any EPE Units by the Partnership, the General Partner shall cause to be distributed to the Partners such receipts in the manner set forth below, provided that the General Partner may withhold and not distribute such portion of any such receipts that the General Partner has determined in its sole but good faith discretion should be withheld to pay expenses of the Partnership. Distribution to the Partners pursuant to this Section 5.04 shall be made as follows:
     (a) First, to the Class A Limited Partner until the Class A Preference Return Amount has been reduced to zero;
     (b) Next, to the Class A Limited Partner until the Class A Capital Base is reduced to zero; and
     (c) Thereafter, to the Class B Limited Partners in accordance with the Class B Percentage Interests.
     5.05 Restrictions on Distributions of EPE Units. The Partners and the Partnership hereby agree that they shall not cause the Partnership to offer for sale, sell, pledge or otherwise transfer, distribute or dispose of the EPE Units held by the Partnership prior to the Vesting Date.
ARTICLE VI
MANAGEMENT AND OPERATION
     6.01 Management of Partnership Affairs. Except for situations in which the approval of the Limited Partners is expressly required by this Agreement or by non-waivable provisions of applicable law, the General Partner shall have full, complete, and exclusive authority to manage and control the business, affairs, and properties of the Partnership, to make all decisions regarding the same, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business. The General Partner shall receive no compensation for its services as such. Subject to the other express provisions hereof, the General Partner shall make or take all decisions and actions for the Partnership not otherwise provided for herein, including, without limitation, the following:
     (a) acquiring, holding, managing, selling, Disposing of, and otherwise dealing with and investing in (i) the Partnership’s EPE Units, or (ii) temporary investments of Partnership capital in U.S. government securities, certificates of deposit with maturities of less than one year, commercial paper (rated or unrated), and other highly liquid securities;

     (b) entering into, making, and performing all contracts, agreements, and other undertakings binding the Partnership, as may be necessary, appropriate, or advisable in furtherance of the purposes of the Partnership and making all decisions and waivers thereunder;
     (c) opening and maintaining bank and investment accounts and drawing checks and other orders for the payment of monies;
     (d) maintaining the assets of the Partnership in compliance with applicable securities laws and protecting and preserving the Partnership’s title thereto;
     (e) collecting all sums due the Partnership;
     (f) to the extent that funds of the Partnership are available therefor, paying as they become due all debts and obligations of the Partnership;
     (g) causing securities owned by the Partnership to be registered in the Partnership’s name or in the name of a nominee or to be held in street name, as the General Partner may elect;
     (h) selecting, removing, and changing the authority and responsibility of lawyers, accountants, brokers, and other advisors and consultants;
     (i) obtaining insurance for the Partnership to the extent the General Partner deems appropriate; and
     (j) determining distributions of Partnership cash as provided in Sections 5.03 and 5.04.
     6.02 Duties and Obligations of General Partner. The General Partner shall endeavor to conduct the affairs of the Partnership in the best interests of the Partnership and the mutual best interests of the Partners, including, without limitation, the safekeeping and use of all Partnership funds and assets and the use thereof for the benefit of the Partnership. The General Partner at all times shall act in good faith in all activities relating to the conduct of the business of the Partnership. The General Partner shall devote such time as it deems necessary to conduct the business and affairs of the Partnership in an appropriate manner.
     6.03 Release and Indemnification. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTNERSHIP AND EACH OTHER PARTNER ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS HEREBY RELEASES, ACQUITS, AND FOREVER DISCHARGES THE GENERAL PARTNER AND THE CLASS A LIMITED PARTNER, THEIR PARTNERS OR SHAREHOLDERS, AND THEIR DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, REPRESENTATIVES, AND AGENTS AND EACH OTHER PERSON, IF ANY, CONTROLLING OR EMPLOYING SUCH PERSONS OR ENTITIES (COLLECTIVELY, THE “INDEMNITEES”) FROM ALL CLAIMS, DEMANDS, OR CAUSES OF ACTION OF ANY CHARACTER THAT SUCH PARTY MAY HAVE, WHETHER KNOWN OR UNKNOWN, AGAINST ANY INDEMNITEE IN CONNECTION WITH THE PARTNERSHIP AND/OR THE BUSINESS CONDUCTED BY THE PARTNERSHIP; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL NOT APPLY TO ACTIONS CONSTITUTING WILLFUL

MISCONDUCT OR BAD FAITH. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTNERSHIP SHALL INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM AND AGAINST ALL LOSSES, COSTS, CLAIMS, LIABILITIES, DAMAGES, EXPENSES (INCLUDING, WITHOUT LIMITATION, COSTS OF SUIT AND ATTORNEYS’ FEES) SUCH INDEMNITEE MAY INCUR IN CONNECTION WITH THE GENERAL PARTNER’S PERFORMING ITS OBLIGATIONS HEREUNDER (INCLUDING WITHOUT LIMITATION LOSSES, COSTS, CLAIMS, LIABILITIES, DAMAGES AND EXPENSES ARISING FROM, OR ALLEGED TO ARISE FROM, THE INDEMNITEE’S ACTIVE OR PASSIVE, SOLE OR CONCURRENT, NEGLIGENCE OR GROSS NEGLIGENCE), AND THE PARTNERSHIP SHALL ADVANCE EXPENSES ASSOCIATED WITH THE DEFENSE OF ANY ACTION RELATED THERETO; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY TO ACTIONS WHICH HAVE BEEN FINALLY, WITHOUT FURTHER RIGHT TO APPEAL, JUDICIALLY DETERMINED TO CONSTITUTE WILLFUL MISCONDUCT OR BAD FAITH. IF THE INDEMNIFICATION PROVIDED FOR ABOVE IS NOT PERMITTED OR ENFORCEABLE UNDER APPLICABLE LAW OR IS OTHERWISE UNAVAILABLE OR INSUFFICIENT TO HOLD HARMLESS THE INDEMNITEES AS CONTEMPLATED ABOVE, THEN THE PARTNERSHIP SHALL CONTRIBUTE TO THE AMOUNT PAID OR PAYABLE BY THE INDEMNITEES AS A RESULT OF SUCH LOSSES, COSTS, CLAIMS, LIABILITIES, DAMAGES AND EXPENSES REFERRED TO ABOVE IN SUCH PROPORTION AS IS APPROPRIATE TO REFLECT THE RELATIVE BENEFITS CONTEMPLATED TO BE RECEIVED BY THE PARTNERSHIP AND THE INDEMNITEES, RESPECTIVELY, FROM THE ACTIONS GIVING RISE TO SUCH LOSSES, COSTS, CLAIMS, LIABILITIES, DAMAGES OR EXPENSES.
     6.04 Power of Attorney.
     (a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a liquidator (other than the General Partner) shall have been selected pursuant to Section 11.02, the liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
     (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments

(including conveyances and a certificate of cancellation) that the General Partner or the liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; and (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner; and
     (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by any provision of this Agreement that establishes a percentage of the Limited Partners required to take any action, the General Partner and the liquidator may exercise the power of attorney made in this Section 6.04 only after the necessary vote, consent or approval of the Limited Partners.
This Section 6.04 shall be construed as authorizing the General Partner to amend this Agreement in any manner subject to any provision of this Agreement that establishes a percentage of the Limited Partners required to take any action.
     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Percentage Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.
ARTICLE VII
RIGHTS OF OTHER PARTNERS
     7.01 Information. In addition to the other rights specifically set forth herein, each Partner shall have access to all information to which such Partner is entitled to have access pursuant to Section 17-305 of the Act under the circumstances and subject to the conditions therein stated. Without limiting the provisions of Section 17-305(b) of the Act, the Partners agree that if the General Partner from time to time enters into on behalf of the Partnership or the General Partner contractual obligations regarding the confidentiality of information received with respect to the Partnership’s business or assets, it shall not be reasonable for any other

Partner or assignee or representative thereof to examine or copy such information unless such Partner agrees to comply with the terms of such contractual obligations including without limitation executing a counterpart of any applicable confidentiality agreements.
     7.02 Limitations. No Limited Partner shall have the authority or power in its capacity as such to act for or on behalf of the Partnership or any other Partner, to do any act that would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. No Limited Partner shall have the right or power to withdraw from the Partnership.
     7.03 Limited Liability. No Limited Partner shall be liable for the losses, debts, liabilities, contracts, or other obligations of the Partnership except to the extent required by law or otherwise set forth herein.
ARTICLE VIII
TAXES
     8.01 Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 8.02. Each Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable such income tax returns to be prepared and filed.
     8.02 Tax Elections. The following elections shall be made on the appropriate returns of the Partnership:
     (a) to adopt the calendar year as the Partnership’s fiscal year;
     (b) unless the accrual method is required under the applicable sections of the Code, to adopt the cash method of accounting and to keep the Partnership’s books and records on the income-tax method;
     (c) if there shall be a distribution of Partnership property as described in Section 734 of the Code or if there shall be a transfer of a Partnership interest as described in Section 743 of the Code, upon written request of any Partner, to elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership properties;
     (d) to elect to amortize the organizational expenses of the Partnership ratably over a period of 60 months as permitted by Section 709(b) of the Code; and
     (e) any other election the General Partner may deem appropriate and in the best interests of the Partners.
No election shall be made by the Partnership or any Partner to be treated as an association taxable as a corporation or to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable state laws.

     8.03 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause each other Partner to become a “notice partner” within the meaning of Section 6223 of the Code. The General Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten Business Days after becoming aware thereof and, within such time, shall forward to each other Partner copies of all significant written communications it may receive in such capacity. The General Partner shall not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of a Required Interest. This provision is not intended to authorize the General Partner to take any action left to the determination of an individual Partner under Sections 6222 through 6232 of the Code.
ARTICLE IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
     9.01 Maintenance of Books. The books of account for the Partnership shall be maintained on a cash basis in accordance with the terms of this Agreement except that the Capital Accounts of the Partners shall be maintained in accordance with Section 4.04. The calendar year shall be the accounting year of the Partnership.
     9.02 Financial Statements. Within 120 days after the end of each fiscal year during the term of the Partnership, the General Partner shall cause each other Partner to be furnished with an unaudited balance sheet, an income statement, and a statement of changes in Partners’ capital of the Partnership for, or as of the end of, such period. All financial statements shall be prepared in accordance with accounting principles generally employed for cash-basis records consistently applied (except as therein noted).
     9.03 Bank Accounts. The General Partner shall establish and maintain one or more separate accounts for Partnership funds in the Partnership name at such financial institutions as it may designate. The General Partner may not commingle the Partnership’s funds with other funds of any Partner.
ARTICLE X
WITHDRAWAL, BANKRUPTCY, REMOVAL, ETC.
     10.01 Withdrawal, Bankruptcy, Etc. of General Partner.
     (a) The General Partner covenants and agrees that it will not withdraw from the Partnership as the general partner within the meaning of Section 17-602 of the Act. If the General Partner shall so withdraw from the Partnership in violation of such covenant and agreement, such withdrawal shall be effective only upon 90 days’ prior notice to all other Partners.
     (b) The General Partner shall not cease to be a general partner on the occurrence of an event of the type described in Section 17-402(a)(4) through (10) of the Act, but shall cease to be a general partner 90 days thereafter. The General Partner shall notify each other Partner that an event of the type described in Section 17-402(a)(4) through (10) of the Act has occurred

(without regard to the lapse of any time periods therein) with respect to it within five Business Days after such occurrence.
     (c) Following any notice pursuant to Section 10.01(a) that the General Partner shall be withdrawing, or following the occurrence of an event of the type described in Section 17-402(a)(4) through (10) of the Act with respect to the General Partner (without regard to the lapse of any time periods therein), and unless there shall be one other General Partner remaining, the greater of the Class A Limited Partner plus a Required Interest of the Class B Limited Partners or a majority in interest as defined in Internal Revenue Service Procedure 94-46 (or any successor thereof) by written consent may select a new General Partner, which shall be admitted to the Partnership as a general partner effective immediately prior to the existing General Partner’s ceasing to be a general partner with such general partner interest as the Limited Partners making such selection may specify, but only if such new General Partner shall have made such Capital Contribution as such Limited Partners may specify and shall have executed and delivered to the Partnership a document including such new General Partner’s notice address, acceptance of all the terms and provisions of this Agreement, an agreement to perform and discharge timely all of its obligations and liabilities hereunder, and a representation and warranty that the representation and warranties in Section 3.02 are true and correct with respect to such new General Partner. Notwithstanding the foregoing provisions of this Section 10.01(c), the right to select such new General Partner shall not exist or be exercised unless the Partnership shall have received the favorable opinion of the Partnership’s legal counsel or of other legal counsel acceptable to the Limited Partners making such selection to the effect that such selection and admission will not result in (i) the loss of limited liability of any Limited Partner (except to the extent a Limited Partner has consented to become the General Partner) or (ii) in the Partnership being treated as an association taxable as a corporation for federal income tax purposes. Notwithstanding the foregoing provisions of this Section 10.01(c), no such new General Partner shall be admitted (and the existing General Partner shall continue as such) if the event that permitted the selection of a new General Partner shall have been an event of the type described in Section 17-402(a)(5) of the Act that with the passage of time would cause the existing General Partner to become a Bankrupt Partner but, due to the failure of such situation to continue, such General Partner does not become a Bankrupt Partner.
     10.02 Conversion of Interest. Immediately upon the General Partner’s ceasing to be General Partner following the admission of a new General Partner pursuant to Section 10.01(c), the former General Partner’s interest in the Partnership as a General Partner shall be converted into the interest of a Limited Partner in the Partnership having the same economic rights as specified for the General Partner herein immediately prior to its ceasing to be a General Partner, and such General Partner shall automatically and without further action be admitted to the Partnership as a Limited Partner.
ARTICLE XI
DISSOLUTION, LIQUIDATION, AND TERMINATION
     11.01 Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

     (a) the written consent of the General Partner, the Class A Limited Partner and a Required Interest;
     (b) unless otherwise agreed to by the General Partner, the Class A Limited Partner and a Required Interest 30 days following the occurrence of the Vesting Date;
     (c) the end of the term of the Partnership as set forth in Section 2.06;
     (d) the General Partner’s ceasing to be the General Partner as described in Section 10.01(b) with no new General Partner having been selected and admitted as provided in Section 10.01(c); or
     (e) any other event causing dissolution as described in Section 17-801 of the Act (other than an event described in Section 17-402(a)(4) through (10) of the Act, except as provided in Sections 10.01(b) and 11.01(d));
it being understood that if an “event of withdrawal of a general partner” (as defined in Section 17-101(3) of the Act) shall occur with respect to the General Partner and at least one other General Partner shall have been or is about to be admitted pursuant to Section 3.03(b), 10.01(c), or 10.02, the Partnership shall not dissolve but shall continue and the remaining General Partner shall, and hereby agrees to, carry on the business of the Partnership.
     11.02 Liquidation and Termination. Upon dissolution of the Partnership, unless it is continued as provided in Section 11.01, the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Partnership shall be dissolved on account of an event of the type described in Section 17-402(a)(4) through (10) of Act with respect to the General Partner, the liquidator shall be one or more Persons selected in writing by the Class A Limited Partner and a Required Interest. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein, and shall file any amendments to the Certificate as may be required by applicable law. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to manage the Partnership assets with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:
     (a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall have occurred or the final liquidation shall be completed, as applicable;
     (b) the liquidator shall pay all of the debts and liabilities of the Partnership (including, without limitation, all expenses incurred in liquidation and any advances made by the General Partner pursuant to Section 4.03) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
     (c) all remaining assets of the Partnership shall be distributed to the Partners as follows:

     (i) the fair market value of the property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the Partners if there were a taxable disposition of such property for the fair market value of such property on the Vesting Date; and
     (ii) the Partnership property shall be distributed among the Partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause); and such distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, within 90 days after the date of such liquidation). While the General Partner has the right to sell EPE Units as noted in Section 5.04, and subject to the restrictions set forth in Section 5.05, it is the intent of the General Partner upon liquidation and termination of the Partnership to distribute EPE Units to the Partners rather than sell the EPE Units and distribute the cash proceeds of such sale to the Partners.
For purposes of this Section 11.02(c), the “fair market value” of each EPE Unit held by the Partnership on the Vesting Date shall be equal to the average of the closing sale prices per EPE Unit for the 20 trading days ending on the Vesting Date (or, if no closing sale price is reported, the average of the bid and asked prices) as reported in the composite transactions for the principal United States securities exchange on which the EPE Units are traded or if the EPE Units are not listed on a national or regional stock exchange, as reported by The NASDAQ National Market. All distributions in kind to the Partners shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Partnership shall have committed prior to the date of termination and such costs, expenses, and liabilities shall be allocated to such distributee pursuant to this Section 11.02. The distribution of property to a Partner in accordance with the provisions of this Section 11.02 shall constitute a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its interest in the Partnership and all the Partnership’s property and shall constitute a compromise to which all Partners have consented within the meaning of Section 17-502(b) of the Act.
     11.03 Cancellation of Certificate. Upon completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the General Partner (or, if there shall be no General Partner, the Limited Partners) shall cause the cancellation of the Certificate and any other filings made pursuant to Section 2.05 and shall take such other actions as may be necessary to terminate the Partnership.
ARTICLE XII
GENERAL PROVISIONS
     12.01 Offset. In the event that any sum is payable to any Partner pursuant to this Agreement, any amounts owed by such Partner to the Partnership shall be deducted from said sum before payment to said Partner.

     12.02 Notices. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given (a) by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or (b) by delivering such notice by courier or in person to such party. Notices given or served pursuant hereto shall be effective two Business Days after such deposit, or upon receipt if delivered in person to the person to be notified. All notices to be sent to a Partner shall be sent to or made at the address given on the Power of Attorney executed by the Partner and delivered to the General Partner on the date hereof or in the instrument described in Section 3.03(c), 3.04, or 10.01(c), or such other address as such Partner may specify by notice to the General Partner. Any notice to the Partnership shall be given to the General Partner.
     12.03 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Partners relating to the matters contained herein and supersedes all prior contracts or agreements, whether oral or written, among the parties hereto with respect to such matters.
     12.04 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Person with respect to any breach or default by any other Person of its obligations hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such other Person of the same or any other obligations of such other Person hereunder. Failure on the part of any Person to complain of any act or omission of any other Person, or to declare any other Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Person of its rights hereunder until the applicable limitation period has run.
     12.05 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by the General Partner; provided, however, that (a) the vesting and distribution provisions of this Agreement may be amended or modified only by a written instrument executed by the General Partner, the Class A Limited Partner and a Required Interest, and (b) no amendment or modification reducing a Partner’s Sharing Points (other than to reflect changes otherwise provided hereby) or increasing its duties or adversely affecting its limited liability shall be effective without such Partner’s consent.
     12.06 Binding Effect; Joinder of Additional Parties. Subject to the restrictions on Dispositions set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Partners, as well as the respective heirs, legal representatives, successors, and assigns of such Partners.
     12.07 Construction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAWS OF ANOTHER JURISDICTION. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement. All sums and amounts payable or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     12.08 Further Assurances. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and all such transactions.
     12.09 Indemnification. To the fullest extent permitted by law, each Partner shall indemnify the Partnership and each other Partner and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) they may incur on account of any breach by such indemnifying Partner of this Agreement.
     12.10 Waiver of Certain Rights. Each Partner irrevocably waives any right it might have to maintain any action for dissolution of the Partnership or to maintain any action for partition of the property of the Partnership.
     12.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     12.12 Dispute Resolution. (a) If the General Partner and one or more Limited Partners are unable to resolve any controversy, dispute, claim or other matter in question arising out of, or relating to, this Agreement, any provision hereof, the alleged breach hereof, or in any way relating to the subject matter of this Agreement, or the relationship between the parties created by this Agreement, including questions concerning the scope and applicability of this Section 12.12, whether sounding in contract, tort or otherwise, at law or in equity, under state or federal law, whether provided by statute or common law, for damages or any other relief (any such controversy, dispute, claim or other matter in question, a “Dispute”), on or before the 30th day following the receipt by the General Partner or such Limited Partners of written notice of such Dispute from the other party, which notice describes in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto, the General Partner or such Limited Partners may, by delivery of written notice to the other party, require that a representative of the General Partner and of such Limited Partners meet at a mutually agreeable time and place in an attempt to resolve such Dispute. Such meeting shall take place on or before the 15th day following the date of the notice requiring such meeting, and if the Dispute has not been resolved within 15 days following such meeting, the General Partner or such Limited Partners may cause such Dispute to be resolved by binding arbitration in Houston, Texas, by submitting such Dispute for arbitration within 30 days following the expiration of such 15-day period. This agreement to arbitrate shall be specifically enforceable against the parties.

     (b) It is the intention of the parties that the arbitration shall be governed by and conducted pursuant to the Federal Arbitration Act, as such Act is modified by this Section 12.12. If it is determined the Federal Arbitration Act is not applicable to this Agreement (e.g., this Agreement does not evidence a transaction involving interstate commerce), this agreement to arbitrate shall nevertheless be enforceable pursuant to applicable State law. While the arbitrators may refer to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) for guidance with respect to procedural matters, the arbitration proceeding shall not be administered by the American Arbitration Association but instead shall be self-administered by the parties until the arbitrators are selected and then the proceeding shall be administered by the arbitrators.
     (c) The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this arbitration agreement, the receipt of evidence, and the like), shall be decided by the arbitrators.
     (d) The rules of arbitration of the Federal Arbitration Act, as modified by this Agreement, shall govern procedural aspects of the arbitration; to the extent the Federal Arbitration Act as modified by this Agreement does not address a procedural issue, the arbitrators may refer for guidance to the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitrators may refer for guidance to the Federal Rules of Civil Procedure, the Federal Rules of Civil Evidence, and the federal law with respect to the discovery process, applicable legal privileges, and admissible evidence. In deciding the substance of the parties’ Dispute, the arbitrators shall refer to the substantive laws of the State of Delaware for guidance (excluding Delaware’s conflict-of-law rules or principles that might call for the application of the law of another jurisdiction); provided, however, IT IS EXPRESSLY AGREED THAT NOTWITHSTANDING ANY OTHER PROVISION IN THIS SECTION 12.12 TO THE CONTRARY, THE ARBITRATORS SHALL HAVE ABSOLUTELY NO AUTHORITY TO AWARD CONSEQUENTIAL DAMAGES (SUCH AS LOSS OF PROFIT), TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER DELAWARE LAW, THE LAW OF ANY OTHER STATE, OR FEDERAL LAW, OR UNDER THE FEDERAL ARBITRATION ACT, OR UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators’ fees and expenses) against either or both parties. However, each party shall bear its own attorneys fees and the arbitrators shall have no authority to award attorneys fees.

     (e) When a Dispute has been submitted for arbitration, within 30 days of such submission, the General Partner will choose an arbitrator, and such Limited Partners will choose an arbitrator. The two arbitrators shall select a third arbitrator, failing agreement on which within 90 days of the original notice, the General Partner and such Limited Partners (or either of them) shall apply to any United States District Judge for the Southern District of Texas, who shall appoint the third arbitrator. While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators’ award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator. Minimal or trivial past or present relationships between the neutral arbitrator and the party selecting such arbitrator or any of the other arbitrators, or the failure to disclose such minimal or trivial past or present relationships, will not by themselves constitute evident partiality or otherwise disqualify any arbitrator. Upon selection of the third arbitrator, each of the three arbitrators shall agree in writing to abide faithfully by the terms of this agreement to arbitrate. The three arbitrators shall make all of their decisions by majority vote. If one of the party-appointed arbitrators refuses to participate in the proceedings or refuses to vote, the decision of the other two arbitrators shall be binding. If an arbitrator dies or becomes physically incapacitated and is unable to fulfill his or her duties as an arbitrator, the arbitration proceeding shall continue with a substitute arbitrator selected as follows: if the incapacitated arbitrator is a party-appointed arbitrator, the party shall promptly select a new arbitrator, and if the incapacitated arbitrator is the neutral arbitrator, the two-party appointed arbitrators shall select a substitute neutral arbitrator, failing agreement on which the General Partner and such Limited Partners (or either of them) shall apply to any United States District Judge for the Southern District of Texas, who shall appoint the substitute neutral arbitrator.
     (f) The final hearing shall be conducted within 120 days of the selection of the third arbitrator. The final hearing shall not exceed ten working days, with each party to be granted one-half of the allocated time to present its case to the arbitrators. There shall be a transcript of the hearing before the arbitrators. The arbitrators shall render their ultimate decision within 20 days of the completion of the final hearing completely resolving all of the Disputes between the parties that are the subject of the arbitration proceeding. The arbitrators’ ultimate decision after final hearing shall be in writing, but shall be as brief as possible, and the arbitrators shall assign their reasons for their ultimate decision. In the case the arbitrators award any monetary damages in favor of either party, the arbitrators shall certify in their award that they have not included any treble, exemplary or punitive damages.
     (g) The arbitrators’ award shall, as between the parties to this Agreement and those in privity with them, be final and entitled to all of the protections and benefits of a final judgment, e.g., res judicata (claim preclusion) and collateral estoppel (issue preclusion), as to all Disputes, including compulsory counterclaims, that were or could have been presented to the arbitrators. The arbitrators’ award shall not be reviewable by or appealable to any court, except to the extent permitted by the Federal Arbitration Act.

     (h) It is the intent of the parties that the arbitration proceeding shall be conducted expeditiously, without initial recourse to the courts and without interlocutory appeals of the arbitrators’ decisions to the courts. However, if a party refuses to honor its obligations under this agreement to arbitrate, the other party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the parties; the order compelling arbitration shall require that the arbitration proceedings take place in Houston, Texas, as specified above. The parties may apply to any court for orders requiring witnesses to obey subpoenas issued by the arbitrators. Moreover, any and all of the arbitrators’ orders and decisions may be enforced if necessary by any court. The arbitrators’ award may be confirmed in, and judgment upon the award entered by, any federal or State court having jurisdiction over the parties.
     (i) To the fullest extent permitted by law, this arbitration proceeding and the arbitrators award shall be maintained in confidence by the parties. However, a violation of this covenant shall not affect the enforceability of this arbitration agreement or of the arbitrators’ award.
     (j) A party’s breach of this Agreement shall not affect this agreement to arbitrate. Moreover, the parties’ obligations under this arbitration provision are enforceable even after this Agreement has terminated. The invalidity or unenforceability of any provision of this arbitration agreement shall not affect the validity or enforceability of the parties’ obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.
     12.13 No Effect on Employment Relationship. Nothing in this Agreement shall confer upon any employee of the General Partner or any Affiliate thereof any right to continued employment nor shall it interfere in any way with the right of the General Partner or any of its Affiliates to terminate the employment of any employee at any time.
     12.14 Legal Representation. This Agreement and related documents have been prepared by Andrews Kurth LLP, as counsel for the General Partner, and not as counsel for any other Partner or the Partnership. Each party other than the General Partner has been advised to seek independent counsel in connection with this Agreement and the related documents.
[Signature Pages to Follow.]

     IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first set forth above.

GENERAL PARTNER:	EPCO, INC.
	By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President

CLASS A LIMITED PARTNER:	DUNCAN FAMILY INTERESTS, INC.
	By:	/s/ Mary S. Stawikey
Mary S. Stawikey
Secretary

CLASS B LIMITED PARTNERS:	All Class B Limited Partners initially admitted as Class B Limited Partners of the Partnership, pursuant to Powers of Attorney executed in favor of, and granted and delivered to the General Partner

By:   EPCO, INC.
(As attorney-in-fact for the Class B Limited
Partners pursuant to powers of attorney)

	By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President

Agreement of Limited Partnership of EPE Unit III, L.P.

Exhibit A
FORM OF POWER OF ATTORNEY
For Executing Agreement of Limited Partnership of EPE Unit III, L.P.
     Know all by these presents, that the undersigned hereby constitutes and appoints EPCO, Inc. and its authorized representatives the undersigned’s true and lawful attorney-in-fact to:
(1)	execute for and on behalf of the undersigned as a limited partner thereunder that certain Agreement of Limited Partnership of EPE Unit III, L.P. (the “Partnership Agreement”);

(2)	take any other action of any type whatsoever in connection with the foregoing that, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required of the undersigned, it being understood that the documents executed by the attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as the attorney-in-fact may approve in the attorney-in-fact’s discretion.
     The undersigned hereby grants to each attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the attorney-in-fact, or the attorney-in-facts substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.
     The undersigned acknowledges and agrees by execution of this Power of Attorney that the undersigned’s initial Sharing Points (as defined in the Partnership Agreement) under the Partnership Agreement equal                     , which represents           % of the total initial Sharing Points granted by the General Partner pursuant to the Partnership Agreement.
     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date written below.

Signature

Type or Print Name

Date